SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934

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                                   AETNA INC.
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                (Name of Registrant as Specified In Its Charter)

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Late-Breaking News

Aetna to Sell Financial Services and International Businesses to ING for $7.7 Billion


Shareholders to Receive One Share of New Health Company and Approximately $35 Per Share in Cash

On July 20, Aetna announced that it reached a definitive agreement to sell its financial services and international businesses to ING Group in a transaction valued at approximately $7.7 billion, consisting of approximately $5 billion in cash and the assumption of approximately $2.7 billion in debt.

Under the terms of the agreement, Aetna will spin off to its shareholders a stand-alone health business, which will include Aetna U.S. Healthcare, Group Insurance and Large Case Pensions, as well as Aetna Global Benefits. Simultaneously, the parent company and its remaining subsidiaries, which will house the financial services and international businesses, will merge with a newly formed subsidiary of ING. In exchange for each Aetna share, Aetna shareholders will receive one share in the stand-alone health company, which will be named Aetna Inc., and approximately $35 per share in cash.

Depending on their cost basis, shareholders will be subject to capital gains taxes on the cash distribution, plus the value of the health company shares received in the transaction. The transaction, which is subject to regulatory, shareholder and other consents and approvals, and other closing conditions, is targeted to close by the end of 2000. The stand-alone health company will be headquartered in Hartford, Conn., with major facilities in Blue Bell, Pa., and Middletown, Conn.

"With this transaction, we believe we have taken an important step toward our stated goal of delivering value to shareholders, while also taking into account the concerns of our customers, employees and other constituents," Aetna Chairman and CEO William H. Donaldson said. "Under ING's ownership, the financial services and international businesses will be part of a strong global company with a significant commitment to continued future growth. Further, our customers will benefit from ING's financial strength, broad product array and international experience.

"We also are pleased with ING's stated commitment to the city of Hartford and the local communities where we do business. ING's intention to draw upon the many talented people in our financial services and international businesses has positive implications for current and future job opportunities in the Greater Hartford community.

"Finally, Aetna shareholders will retain ownership of the new health company, which we believe represents a turnaround opportunity as we take steps to improve financial performance and redefine the company's business model," Donaldson said.


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The "New" Aetna

Following the close of the transaction with ING, Aetna will remain the nation's largest health care benefits company, with 19.5 million health members, 14.8 million dental members and 11.5 million group life insurance members. The company offers a full spectrum of health benefits and group insurance products. Other competitive strengths include: broad geographic reach, strong market positions, a large membership base, extensive provider networks, information technology expertise and a dedicated corps of employees who are recognized experts in their fields.

"Despite significant challenges, our health business is profitable, with strong cash flows," Donaldson said. "As a separate company, it should be able to bring intensified management focus on improved service to our customers and enhanced financial performance."


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Since You Asked

Retiree Matters has received e-mails, calls and letters from retirees with questions about Aetna U.S. Healthcare's announcement regarding its Medicare HMO offerings and Aetna's plans to sell its financial services and international businesses to ING. Here are the answers to some of those questions. As more business decisions are made, we will feature more answers to your questions in future issues of Retiree Matters.

Medicare HMO

Q.  Why is Aetna U.S. Healthcare pulling out of some Medicare HMO markets?

A. Aetna U.S. Healthcare has determined that there are certain markets where it is no longer feasible for the company to continue offering a Medicare+Choice
HMO plan. This was a decision that was not made lightly, and was reached only after conducting an exhaustive review of alternatives, such as making additional modifications to benefits and/or premiums. The annual increase in the HCFA reimbursements has been capped at 2 percent in most markets, before risk adjustments are made, which is simply inadequate to cover the costs of doing business in the markets that are not being renewed.

Q. Would Aetna U.S. Healthcare consider re-entering these markets if the reimbursement levels changed?

A. Aetna U.S. Healthcare would need to carefully evaluate the reimbursement rates, geographic position and any changes proposed by the federal government and Congress. However, we continually assess the feasibility of where we operate our plans.

     Beneficiaries choose Medicare+ Choice HMOs in large part because of the additional benefits beyond original Medicare, such as prescription drug coverage. It's unfortunate that the current structure of the Medicare+Choice program makes it impractical for Medicare HMOs to continue to offer these additional benefits in certain markets.

     If the federal government wants HMOs to play a major role in providing coverage to Medicare beneficiaries, it's time for Congress and the federal government to make significant reimbursement and policy changes to make that business a viable option.

Q. What is Aetna U.S. Healthcare doing in other markets? Does it plan to make changes in the markets in which it's staying?

A. Aetna U.S. Healthcare continues to offer a Medicare+Choice HMO in five states, with approximately 304,000 members. In these markets, adjustments will be made to the benefits and premiums to remain competitive. These will be announced in the fall and will take effect in January 2001.

Q.  What's being done to assist Medicare members who are losing their coverage?


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A.  Aetna and Aetna U.S. Healthcare will be working very closely with HCFA, with a focus on members who have continuity of care issues, to help provide a smooth transition.

     In addition, by October 2, 2000, Medicare HMO beneficiaries also will receive additional information about their health care options, as required by HCFA. This information, however, will not specifically address the benefits you receive from Aetna, your plan sponsor. More information about your Aetna Retirement Benefits Plan will be coming in future issues of Retiree Matters and with your 2001 medical and dental enrollment materials.

Q.  What plan is available to Medicare-eligible retirees?

A. For those retirees who will no longer have a Medicare HMO available, the Aetna's retiree Indemnity plan is available.

Q.  How does the Indemnity plan work for retirees enrolled in Medicare?

A. Medicare is your primary plan (pays benefits first) and your Aetna Indemnity plan is secondary (pays benefits after Medicare). Your benefits from both plans will be equal to what they would have been if the Aetna Indemnity plan were your only plan. It is not a Medicare supplemental plan. Keep in mind that these rules apply whether you have enrolled in Medicare or not. As a member of this plan you may see any licensed doctor of your choice. Each year, you must first meet a deductible before the plan pays benefits. You and the plan then share the cost of covered medical care through coinsurance. Prescription drugs are a covered benefit under the Indemnity plan, with various copay levels.


Aetna Sale to ING

Q. I am a retiree of the financial services business. Are my retirement benefits part of the sale to ING?

A.  The health business will retain all Aetna retirees.

Q.  What will happen to the Aetna name?

A. The new health company will be named Aetna Inc., and will have full rights to use the Aetna name in connection with its current businesses and operations. The financial services business will operate under the Aetna name for a three-year interim period. After the first 18 months, ING may use the name only in conjunction with an ING brand (e.g., "ING/Aetna").

Q.  Why didn't Aetna split into two independently traded companies?

A. All along, we've said that our goal is to deliver shareholder value, and we've also said that we would review any legitimate proposal that may enhance


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value. This is an attractive offer that we think makes sense for our shareholders and is also in the interests of our other constituents.

Q.  Where will the financial services business be headquartered?

A. ING has committed to maintain the principal corporate offices of AFS's qualified plan operations in Hartford for at least three years. ING will lease the Tower building that Aetna Financial Service now occupies for seven years.

Q.  Where will the health company be headquartered?

A. The health company will be headquartered in Hartford. Aetna will continue to have major facilities in Blue Bell and Middletown.

Q.  What happens to employee stock options once the sale is completed?

A. All the unvested options will vest. The Board's Committee on Compensation and Organization will adjust the options to reflect the sale. The value of stock options will be paid in cash or in new options in the health company.

Do You Have a Question?

Contact Retiree Matters at retireematters@aetna.com or by mail to Retiree Matters - REAG, Aetna Inc., 151 Farmington Ave., Hartford, CT 06156. For matters concerning your specific accounts or personal information (e.g., address or beneficiary changes), please contact the Aetna Retirement Service Center at 1-800-AETNA-HR (1-800-238-6247) and follow the prompts for retirees. Benefit consultants are available Monday through Friday, 8 a.m. to 5 p.m. Eastern time.

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          ***********************************************************

Aetna will be filing a proxy statement and other relevant documents concerning the merger with the United States Securities and Exchange Commission (the "SEC"). WE URGE INVESTORS TO READ THE PROXY STATEMENT AND ANY OTHER RELEVANT DOCUMENTS TO BE FILED WITH THE SEC, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors will be able to obtain the documents free of charge at the SEC's Web site, http://www.sec.gov. In addition, documents filed with the SEC by Aetna will be available free of charge by calling 1-800-237-4273. Documents filed with the SEC by ING will be available free of charge from the Investor Relations Department, Strawinskylaan 2631.1077 ZZ Amsterdam, P.O. Box 810, 1000 AV. Amsterdam, The Netherlands 31-20-541-5462.

PLEASE READ THE PROXY STATEMENT CAREFULLY BEFORE
MAKING A DECISION CONCERNING THE MERGER.

This document does not constitute a solicitation by Aetna or its board of directors of any approval or action of its shareholders.

Aetna and its board of directors will be soliciting proxies from Aetna stockholders in favor of the merger. You can obtain more information about Aetna's directors and officers and their beneficial interests in Aetna's common stock from the SEC's Web site, http://www.sec.gov, and Aetna's Web site, http://www.aetna.com. Updated information with respect to the security holdings of these individuals will be included in the final proxy statement to be filed with the SEC.

CAUTIONARY STATEMENT -- Certain information in this document concerning the transaction with ING is forward-looking, including statements regarding the amount of cash per share that Aetna's shareholders are projected to receive from the transaction, the tax-efficient nature of the transaction, and Aetna's expectation as to the closing date of the ING transaction. Certain information in this document concerning Aetna's health business is also forward-looking, including the future business prospects for Aetna's health business and Aetna's expectations as to the future impact of certain actions and plans Aetna intends to implement in its health business. Forward-looking information is based on management's estimates, assumptions and projections, and is subject to significant uncertainties, many of which are beyond Aetna's control. Important risk factors could cause the actual future results to differ materially from those currently estimated by management. Risk factors that could materially affect statements made concerning the ING transaction include, but are not limited to: the capitalization of Aetna on the closing date, including the number of shares outstanding at that time; the timely receipt of necessary shareholder, regulatory and other consents and approvals needed to complete the transaction, which could be delayed for a variety of reasons related or not related to the transaction itself; the fulfillment of all of the closing conditions specified in the transaction documents; and the results of, and credit ratings assigned to, Aetna's health business at and prior to the closing of the ING transaction. Risk factors that could materially affect statements made concerning the results of Aetna's health business include, but are not limited to: continued or further unanticipated increases in medical costs (including increased medical utilization, increased pharmacy costs, increases resulting from unfavorable changes in contracting or recontracting with providers, changes in membership mix to lower premium or higher cost products or membership adverse selection); the ability to successfully integrate the Prudential HealthCare transaction on a timely basis and in a cost-efficient manner and to achieve projected operating earnings targets for that acquisition (which also is affected by the ability to retain acquired membership and the ability to eliminate duplicative administrative functions and integrate management information systems); adverse government regulation (including legislative proposals to eliminate or reduce ERISA pre-emption of state laws that would increase potential litigation exposure, other proposals that would increase potential litigation exposure or proposals that would mandate coverage of certain health benefits); and the outcome of litigation and regulatory matters, including numerous purported health care actions and ongoing reviews of business practices by various regulatory agencies. For further discussion of important risk factors that may materially affect management's estimates, Aetna's results and the forward-looking statements herein, please see the risk factors contained in Aetna's Securities and Exchange Commission filings, which risk factors are incorporated herein by reference. You also should read those filings, particularly Aetna's 1999 Report on Form 10-K and Report on Form 10-Q for the period ended March 31, 2000 filed with the SEC, for a discussion of Aetna's results of operations and financial condition.